Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
OCTOBER SALES RESULTS

Minneapolis, MN, November 2, 2006 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales for the five-week period ended October 28, 2006 increased 5% to $53.0 million from $50.7 million last year.  October same-store sales declined 3%.

For the eight months ended October 28, 2006, total sales increased 16% to $369.1 million from $319.5 million last year while same-store sales increased 6%.  As of October 28, 2006, the Company operated 771 stores compared with 699 stores as of October 29, 2005.

Joe Pennington, Chief Executive Officer, commented, “We are disappointed that the sales momentum we had in September did not continue into October.  In retrospect, we believe we were not aggressive enough in clearing Fall merchandise during the first half of the month, and, we moved our first Holiday delivery to the front of the store too quickly.”

Mr. Pennington concluded, “As we enter November, we are excited about the merchandise that will be flowing into our stores.  We will also have a greater emphasis on gift giving than in previous years with the completion of our mid November floor set.  Assuming a relatively stable macroenvironment, we anticipate seeing improved performance as we move further into the Holiday season.”

Financial Outlook

For the third quarter ending November 25, 2006, assuming November same-store sales are similar to October levels, earnings are now anticipated to be in the range of $0.24 to $0.25 per diluted share, compared to prior third quarter earnings per share guidance of $0.31 to $0.32 per diluted share.  Third quarter guidance takes into account a $0.02 to $0.03 per diluted share impact of expensing stock-based compensation.  In last year’s third quarter, the Company earned $0.24 per diluted share.

For the fiscal year ending March 3, 2007, the Company now expects earnings of $1.07 to $1.09 per diluted share, compared to prior fiscal 2007 earnings per share guidance of $1.14 to $1.16 per diluted share.  Full year earnings guidance includes the effect of approximately $0.08 to $0.09 per diluted share related to the impact of expensing stock-based compensation.  In fiscal 2006, the Company earned $0.84 per diluted share.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 771 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 522 Christopher & Banks stores, 212 C.J. Banks stores and 37 Acorn stores.

This release contains forward-looking statements regarding the Company’s outlook for improved performance as the Company moves further into the Holiday season. This release also contains forward looking statements regarding the Company’s earnings guidance of $0.24 to $0.25 per diluted share for the third quarter of fiscal 2007 and of $1.07 to $1.09 per diluted share for the fiscal year ending March 3, 2007. The achievement of such results is subject to certain risks and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, changes in economic, market and weather conditions,  shifts in consumer tastes and spending habits that result in decrease sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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